EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-1	CUSIP No.: 59018YZY0	PRINCIPAL AMOUNT: 6,108 Units, $1,000 principal amount per Unit ($6,108,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

Leveraged Return Notes

Linked to the Lesser Performing Index of the Nikkei 225 Index and the TOPIX Index

(the “Notes”)

ORIGINAL ISSUE DATE:	STATED MATURITY: April 14, 2008	INDICES: The Nikkei 225 Index and the TOPIX Index (each an “Index” and together the “Indices”)

INDEX PUBLISHERS: The Nikkei 225 Index is published by Nikkei, Inc.; the TOPIX Index is published by the Tokyo Stock Exchange (the “TSE”)	STARTING VALUE OF THE NIKKEI 225 INDEX: 17,164.04	STARTING VALUE OF THE TOPIX INDEX: 1,730.31

CAPPED VALUE: $1,390 per Unit	CALCULATION AGENT: Merrill Lynch, Pierce, Fenner & Smith Incorporated (unless otherwise specified)	DENOMINATIONS: integral multiples of $1,000 principal amount (unless otherwise specified)

SPECIFIED CURRENCY: United States dollar (unless otherwise specified)	DEFAULT RATE: The current Federal Funds Rate, reset daily, as defined under OTHER PROVISIONS below

INDEX BUSINESS DAY:

A day on which the TSE, the

New York Stock Exchange, the

American Stock Exchange and

The Nasdaq Stock Market are

open for trading and each Index

or any Successor Indices (as

defined below) are calculated

and published.

OTHER PROVISIONS:

“Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day (as defined below) following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the Redemption Amount (as defined below) per each Unit on the Stated Maturity.

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Payment on the Stated Maturity

On the Stated Maturity, a Holder shall receive a cash payment per Unit equal to the Redemption Amount. The “Redemption Amount” with respect to each Unit shall be determined by the Calculation Agent and shall equal:

(i)	If the Ending Value (as defined below) of the Lesser Performing Index (as defined below) is greater than the Starting Value of the Lesser Performing Index:

$1,000 +	($1,000 × Lesser Performing Index Return × 3)

provided, however, the Redemption Amount shall not exceed the Capped Value.

(ii)	If the Ending Value of the Lesser Performing Index is equal to or less than the Starting Value of the Lesser Performing Index:

$1,000 ×	(	Ending Value of the Lesser Performing Index	)
Starting Value of the Lesser Performing Index

The “Lesser Performing Index” shall be the Index with the lower Index Return (as defined below).

The “Lesser Performing Index Return” shall be the lower Index Return of the Indices.

The “Index Return” for each Index shall equal:

(	Ending Value – Starting Value	)
Starting Value

The “Starting Value” for each Index equals 17,164.04 for the Nikkei 225 Index and 1,730.31 for the TOPIX Index.

The “Ending Value” for each Index with respect to the Redemption Amount payable on the Stated Maturity shall equal the closing level of such Index on the third scheduled Index

Business Day immediately preceding the Stated Maturity (the “Valuation Date”), provided that if a Market Disruption Event (as defined below) occurs on that date, then the Ending Value for each Index shall equal the closing level of such Index determined on the next scheduled Index Business Day (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances).

All determinations made by the Calculation Agent, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Note.

Adjustments to the Indices; Market Disruption Events

If at any time an Index Publisher makes a material change in the formula for or the method of calculating either Index or in any other way materially modifies either Index so that such Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of such Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the modified Index as if those changes or modifications had not been made, and calculate the closing level with reference to the modified Index, as so adjusted.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A) the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange on which the stocks included in either Index trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise such Index or any Successor Index (as defined below); or

(B) the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on any exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to either Index, or any Successor Index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to either Index, or any Successor Index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on either Index, or any Successor Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to such Index; and

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

Discontinuance of the Index

If an Index Publisher discontinues publication of the either Index and either an Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (a “Successor Index”), then, upon the Calculation Agent’s notification of that determination to the Trustee (as defined below) and the Company, the Calculation Agent will substitute the Successor Index as calculated by such Index Publisher or any other entity for such Index and calculate the Ending Value of such Index as described above under “—Payment on the Stated Maturity”. Upon any selection by the Calculation Agent of a Successor Index, the Company will cause notice to be given to holders of the Notes.

In the event that an Index Publisher discontinues publication of either Index and:

the Calculation Agent does not select a Successor Index; or

the Successor Index is not published on any of the Valuation Date,

the Calculation Agent will compute a substitute level for such Index in accordance with the procedures last used to calculate such Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for either Index as described below, the Successor Index or level will be used as a substitute for such Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of either Index before the Valuation Date and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

the determination of the Ending Values of the Indices; and

a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which the TSE, the New York Stock Exchange, the American Stock Exchange and the Nasdaq Stock Market are open for trading.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, and designated as Leveraged Return Notes Linked to the Lesser Performing Index of the Nikkei 225 Index and the TOPIX Index which are due on the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for certificates representing notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Note, this Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Note shall have occurred and be continuing, the amount payable to a Holder of this Note upon any acceleration permitted by the Notes, with respect to each Unit, shall be equal to the Redemption Amount, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Note, whether on the Stated Maturity or upon acceleration, from and after such date this Note shall bear interest, payable upon demand of the

Holders thereof, at the Default Rate, to the extent that payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Note to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay with respect to each Unit hereof the Redemption Amount hereof and interest on this Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations, of like tenor and for the same Principal Amount shall be issued to the designated transferee or transferees.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Indices.

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

__________________________________________________________

____________________________________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

____________________________________________________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                           attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.